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                                                                    Exhibit 2.11

                     MULTI-YEAR STRATEGIC SERVICES AGREEMENT

         THIS MULTI-YEAR STRATEGIC SERVICES AGREEMENT (this "Agreement") is made and entered into this 20th day of January, 1999, by and between Kendle International Inc. (hereinafter "Kendle"), an Ohio corporation and Component Software International, Inc. (hereinafter "CSI"), an Ohio corporation.

                                   WITNESSETH:

         WHEREAS, Kendle desires to engage CSI from time to time pursuant to one or more Work Statements to develop, create, test, and deliver certain programming materials and consulting services for use in Kendle's drug development/contract research business, and CSI is interested in accepting such engagements, subject to the parties' further agreement on the scope and terms of each such Work Statement; and

         WHEREAS, Kendle and CSI mutually desire to set forth in this Agreement certain terms applicable to all such engagements;

         NOW, THEREFORE, Kendle and CSI, intending to be legally bound, hereby agree as follows:

                                    SECTION 1

                                   DEFINITIONS

         When used in this Agreement and in each Work Statement issued hereunder, the capitalized terms listed in this Section 1 shall have the following meanings:

         1.1 CODE -- shall mean computer programming code. If not otherwise specified, Code shall include both Object Code and Source Code. Code shall include any Maintenance Modifications or Enhancements thereto created by CSI from time to time, and shall include Enhancements thereto when added to the Code in connection with a Work Statement issued hereunder.

                  1.1.1 OBJECT CODE -- shall mean the machine-readable form of the Code.

                  1.1.2 SOURCE CODE -- shall mean the human-readable form of the Code and related system documentation including all comments and any procedural code such as job control language.

         1.2 CONFIDENTIAL INFORMATION -- shall mean: (i) the specifications, the Product, the CSI-Owned Software, the Kendle-Specific Software and any trade secrets related to any of the foregoing, including but not limited to any information relating to either party's product plans, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; (ii) any information designated in writing by the disclosing party as confidential or, if disclosed orally, designated as confidential at the time of disclosure and reduced



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to writing and designated as confidential in writing within thirty (30) days;
and (iii) the terms, conditions and existence of this Agreement; provided, however that "Confidential Information" will not include information that: (a) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (b) is known and has been reduced to tangible form by the receiving party at the time of disclosure and is not subject to restriction; (c) is independently developed by the receiving party without use of the disclosing party's Confidential Information; (d) is lawfully obtained from a third party who has the right to make such disclosure; or (e) is released for publication by the disclosing party in writing.

         1.3 CONTRACT YEAR -- shall mean each 365 day period of January, 20 through January, 19 during the term of this Agreement.

         1.3 CSI -OWNED SOFTWARE -- shall mean all elements or portions of software included within a Product which are acquired or developed by CSI outside the scope of this Agreement.

         1.4 DELIVERABLES -- shall mean all Code, Documentation, and other materials developed for or delivered to Kendle by CSI under this Agreement and under any Work Statement issued hereunder.

         1.5 DERIVATIVE WORK -- shall mean a work that is based upon one or more preexisting works, such as a revision, modification, translation, abridgement, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, and that, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work.

         1.6 DOCUMENTATION -- shall mean user manuals and other written materials that relate to particular Code, including materials useful for design (e.g., logic manuals, flow charts, and principles of operation). Documentation shall include any Maintenance Modifications or Enhancements thereto created by CSI from time to time, and shall include Enhancements thereto when added to the Documentation in connection with a Work Statement issued hereunder.

         1.7 ENHANCEMENTS -- shall mean changes or additions, other than Maintenance Modifications, to Code and related Documentation, including all new releases, that improve functions, add new functions, or significantly improve performance by changes in system design or coding.

         1.8 ERROR -- shall mean any error, problem, or defect resulting from
(1) an incorrect functioning of Code, or (2) an incorrect or incomplete statement of diagram in Documentation, if such an error, problem, or defect renders the Code inoperable, causes the Code to fail to meet the specifications thereof, causes the Documentation to be inaccurate or incomplete in any material respect, causes incorrect results, or causes incorrect functions to occur when any such materials are used.





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         1.9 KENDLE-SPECIFIC SOFTWARE -- shall mean all elements or portions of software included within a Product which were specifically developed by CSI for Kendle under this Agreement.

         1.10 MAINTENANCE MODIFICATIONS -- shall mean any modifications or revisions, other than Enhancements, to Code or Documentation that correct Errors, support new releases of the operating systems with which the Code is designed to operate, support new input/output (I/O) devices, or provide other incidental updates and corrections.

         1.11 PRODUCT -- shall mean the software program(s), including all Deliverables, Enhancements, Documentation and Code developed by CSI under this Agreement for Kendle.

         1.12 WORK STATEMENT -- shall mean a written instrument that meets the following requirements:

              1. Includes substantially the following statement: "This is a Work Statement under the Multi-Year Strategic Services Agreement dated January 20, 1999."

              2. Is executed by both parties by their authorized representatives

              3.     Contains the following five mandatory items:

                     a. Description and/or specifications of the services to be performed and the Deliverables to be delivered to Kendle under the various phases of the work (typically: Needs Analysis, Design and Development);

                     b. The name and address of a Project Manager for each of Kendle and CSI;

                     c.     The anticipated fees;

                     d. The time schedule for performance and for delivery of the Deliverables during each phase of work; and

                     e. Completion and acceptance criteria for the Deliverables under each phase of work.

In addition, when applicable, the Work Statement may include:

              1. Provisions for written and/or oral progress reports by the CSI;

              2. Detailed functional and technical specifications and standards for all services and Deliverables, including quality standards;



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              3.     Documentation standards;

              4. Lists of any special equipment to be procured by CSI or provided by Kendle for use in performance of the work;

              5.     Test plans and scripts; and

              6. Such other terms and conditions as may be mutually agreeable between parties.


                                    SECTION 2

                                  CSI SERVICES

         2.1 SERVICES. During the term of this Agreement, CSI agrees to provide the following services as requested by Kendle: software design and development, software consulting, information technology industry strategic consulting, quality assurance planning, management, software testing, and project planning and management services. These services shall be consistent with CSI's existing skills and expertise including any new or additional skills and expertise that CSI elects to provide at CSI's sole discretion.

         2.2 EXCLUSIVITY. During the term of this Agreement and for six months after the expiration of the four year term of this Agreement, provided that this Agreement has not been terminated prior to the expiration of the four year term for any reason other than the uncured breach hereof by CSI, CSI agrees that it will not provide customized information technology development services for the direct competitors of Kendle as listed or described on the attached Exhibit A. Notwithstanding the foregoing, nothing within this Agreement shall in any way limit or restrict CSI's right or ability to continue to provide services and products for any former or current client of CSI listed on the attached Exhibit
B. In addition, if a then current CSI customer is acquired (whether by sale of stock, assets, merger or otherwise) by a Kendle direct competitor, CSI shall be permitted to continue to provide services for such customer under the terms of, and for the then remaining term of, the then existing agreement or then existing work statement with said customer (but for no longer period) and in such event CSI hereby expressly agrees not to disclose any Kendle proprietary information to such customer.

                                    SECTION 3

                             CONTRACT ADMINISTRATION

         3.1 PROJECT MANAGER. Upon execution of this Agreement, each party shall notify the other party of the name, business address, and telephone number of its Project Manager. The Project Managers of each party shall be responsible for arranging all meetings, visits, and consultations


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between the parties and for technical and performance matters. The Project
Managers shall also be responsible for receiving all notices under this Agreement and for all administrative matters such as invoices, payments, and amendments.

         3.2 ISSUANCE OF WORK STATEMENTS. The initial Work Statement(s) agreed to by the parties are set forth as attachments to this Agreement. Additional Work Statements, regardless of whether they relate to the same subject matter as the initial Work Statement(s), shall become effective upon execution by authorized representatives of both parties. Work Statements may be issued on a time and materials or a fixed bid basis, as agreed to by the parties on a case by case basis.

                                    SECTION 4

                                     CHANGES

         Changes in any Work Statement or in any of the Specifications or Deliverables under any Work Statement shall become effective only when a written change request is executed by authorized representatives of both parties. All other change requests with respect to this Agreement, any Work Statement, or any Specifications or Deliverables must be requested and/or accepted by an authorized officers of CSI and Kendle.

                                    SECTION 5

                                 NOTICE OF DELAY

         CSI agrees to notify Kendle promptly of any factor, occurrence, or event coming to its attention that may affect CSI's ability to meet the requirements of any Work Statement issued under this Agreement, or that is likely to occasion any material delay in delivery of Deliverables, whether or not the delay would be excused under the provisions of Section 14.1 hereof. Such notice shall be given in the event of any loss or reassignment of key employees, threat of strike, or major equipment failure.

                                    SECTION 6

                                  COMPENSATION

         6.1 TIME AND MATERIALS. Unless otherwise provided within a Work Statement, Kendle shall pay CSI on the basis of time and materials. Payment under this method shall be determined according to the hourly rates set for CSI's employees by skill level and listed in the then current Statement of Strategic Rates a true, complete, correct and current copy of which has been delivered separately to Kendle. CSI may change its Statement of Strategic Rates for each Contract Year with such increases not to exceed: (a) the corresponding annual percentage increases of the 75th Percentile in the Total Earning category for Senior Software Developer positions as reported in the


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annual Culpepper Software Industry Pay Library (1998 as base year), or (b) the
Strategic Rates charged by CSI to any other customers for similar services at comparable volume levels.

         6.2      MINIMUM FEES.

                  6.2.1 In light of the commitments made by CSI hereunder including CSI's obligation to have resources available to serve Kendle's information technology needs, Kendle agrees to incur and pay certain minimum fee obligations to CSI during the term of this Agreement (the "Annual Minimum"). Specifically, prior to the completion of the second Contract Year Kendle shall have requested and incurred liability to CSI for services with a minimum aggregate value of $3,500,000 (excluding expense reimbursements), with a least $1,000,000 of such services requested and incurred during the first Contract Year. The Annual Minimum amount for the third and fourth Contract Years shall each be $1,750,000.

                  6.2.2 Fees incurred by Kendle under the Software License and Development Agreement dated July 5, 1998, shall be applied against the Annual Minimum amount for the first Contract Year hereunder to cover Kendle's Annual Minimum payment obligation for the first Contract Year. In addition, if CSI obtains a new client(s) during a Contract Year due to the introduction by and the active assistance of Kendle, the fees (not expense reimbursements) incurred by such new client(s) ("New Client Fees") during the Contract Year shall be applied on a dollar-for-dollar basis to cover Kendle's Annual Minimum payment obligation for the Contract Year.

                  6.2.3 If the sum of New Client Fees and the fees for which Kendle incurs liability in a given Contract Year for CSI services in excess of the Annual Minimum for such Contract Year, such excess may be divided by the number of Contract Year(s) remaining with such pro-rata amount available for use by Kendle to cover Kendle's Annual Minimum payment obligation for each of the remaining Contract Year(s).

                  6.2.4 To compensate CSI for the loss (or perceived loss) in company value due to Kendle's failure to reach its Annual Minimum payment obligation, within thirty (30) days after the completion of a Contract Year in which Kendle does not meet its Annual Minimum obligation, Kendle shall pay to CSI an amount equal to such deficiency as an additional capital contribution for the shares of CSI common stock acquired by Kendle pursuant to the Option Agreement dated September 9, 1998, without the receipt of any additional CSI common shares.




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                                    SECTION 7

                                    INVOICING

         CSI shall submit invoices to Kendle for payment for work on a monthly basis. All invoices shall specifically refer to the Work Statement to which they relate. The invoice shall indicate the names, skill levels, and hours of the employees performing the work. Each invoice shall separately set forth travel expenses, if any, authorized by Kendle for reimbursement. Supporting documentation (e.g., receipts for air travel, hotels, and rental cars) called for by Kendle's standard reimbursement policies shall accompany any such invoice. In addition, after the conclusion of each Contract Year CSI shall submit a statement to Kendle for payment of the additional capital contribution amount, if any, which shall be equal to the difference between: (x) the Annual Minimum; and (y) the aggregate amount of fees incurred by Kendle for services CSI rendered during the prior Contract Year plus all New Client Fees incurred during the prior Contract Year. All Invoices shall be net 30 days and shall be addressed to Kendle's Project Manager.

                                    SECTION 8

                                    EXPENSES

         Except as expressly agreed otherwise by Kendle in a Work Statement: (i) Kendle shall reimburse CSI for any expenses associated with CSI's procurement of any additional hardware requested by Kendle and approved by Kendle in writing and reasonable travel related expenses in accordance with CSI's then existing travel policies; and (ii) CSI shall bear other expenses arising from its performance of its obligations under this Agreement and each Work Statement issued hereunder, including (without limitation) expenses for facilities, work spaces, utilities and management.

                                    SECTION 9

                             DELIVERY AND ACCEPTANCE

         CSI shall deliver all Deliverables, upon completion, to Kendle's Project Manager for testing and acceptance. CSI shall memorialize such delivery in a Delivery Confirmation that sets forth the nature and condition of the Deliverables, the medium of delivery, and the date of their delivery. Kendle's Project Manager shall countersign such Delivery Confirmation so as to indicate its receipt of the contents described therein, and the Delivery Confirmation shall thereupon be transmitted to the parties' Project Managers. Unless a different procedure for testing and acceptance is set forth in a Work Statement, Kendle's Project Manager shall commence acceptance testing following its receipt of the Deliverables to determine whether the Deliverable conforms to the specification for such Deliverable. Upon completion of such testing, Kendle shall issue to CSI's Project Manager notice of acceptance or rejection of the Deliverables. A Deliverable will be deemed accepted by Kendle if CSI does not receive Kendle's written acceptance or a Statement of Errors within fifteen


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(15) business days after the date of delivery of the Deliverable. In the event of rejection, Kendle shall give its reasons for rejection to CSI's Project Manager in reasonable detail. CSI shall use all reasonable effort on the same time and materials payment basis to correct any deficiencies or nonconformities and resubmit the rejected items as promptly as possible; provided, however, that CSI's fee for additional time to correct a deficiency or nonconformity shall not exceed two percent (2%) of the total effort hours expended by CSI to develop and test the Deliverable at issue.

                                   SECTION 10

                              OWNERSHIP AND RIGHTS

         10.1 CSI-OWNED SOFTWARE. CSI hereby grants to Kendle a perpetual, royalty-free license to use, modify, reproduce and distribute the CSI-Owned Software only as a component of the Product or a Derivative Work. However, in no event shall Kendle be entitled to distribute or otherwise disclose the source code versions of the CSI-Owned Software. All CSI-Owned Software source code shall be considered to be Confidential Information and protected as such as provided under this Agreement.

         10.2 KENDLE-SPECIFIC SOFTWARE. CSI and Kendle agree that upon full payment of all fees to CSI hereunder, or payment of all fees incurred by Kendle prior to a breach by CSI of this Agreement, Kendle will own the Kendle-Specific Software. Subject to such payment obligation by Kendle, CSI hereby grants and assigns to Kendle, without reservation, all worldwide ownership rights, title and interest in and to the Kendle-Specific Software including, but not limited to, patent rights, copy rights, trade secret rights, trademark rights and other proprietary rights in the Kendle-Specific Software. Kendle and CSI recognize that the Kendle-Specific Software comprises a number of functional blocks of code, each of the functional blocks of code performing a function different from the function of the Kendle-Specific Software. Kendle hereby grants back to CSI a perpetual, royalty-free-license to use, modify, reproduce and distribute separate functional blocks of code of the Kendle-Specific Software insofar as the functional blocks of code used, modified, reproduced or distributed are used only in connection with products that are not directly competitive with the Product as reasonably determined by Kendle.

         10.3 CSI'S ASSISTANCE. During and subsequent to the term of this Agreement, and entirely at Kendle's request and expense and without further consideration, CSI will document the assignment to Kendle of all rights, title, and interest in and to the Kendle-Specific Software and any Derivative Works prepared by CSI and assist Kendle and its nominees in every proper way to secure, maintain, protect and defend for Kendle's own benefit all copyrights, patents and other proprietary rights in any and all countries. As part of CSI's obligation, CSI will execute, at the time of final acceptance of the Kendle-Specific Software, a document in a form satisfactory to the parties transferring the copyright rights granted herein to Kendle.






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                                   SECTION 11

                            CONFIDENTIAL INFORMATION

         Each party will protect the other's Confidential Information from unauthorized dissemination and use with the same degree of care that each such party uses to protect its own like information. Neither party will use the other's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Except as required by applicable laws or regulations or by court order or by the rules of any national securities exchange on which the securities of either Kendle or CSI are quoted or listed, neither party will disclose to third parties the other's Confidential Information without the prior written consent of the other party.

                                   SECTION 12

                   REPRESENTATIONS, WARRANTIES AND INDEMNITIES

         CSI makes the following representations and warranties for the benefit of Kendle, as a present and ongoing affirmation of facts in existence at all times when this Agreement or any Work Statement issued hereunder is in effect:

         12.1 NO CONFLICT. Kendle represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction that does or would in any way interfere or conflict with, or that does or would present a conflict of interest concerning, the work to be performed by CSI under this Agreement and each Work Statement issued hereunder.

         12.2 OWNERSHIP RIGHTS. With respect to all subject matter, including the CSI-Owned Software, ideas, inventions, creations, works, processes, designs and methods, that CSI will disclose or use in its performance of the Services or the granting of any rights under this Agreement, CSI warrants that it has the right to make such disclosure, use and grant without liability to others. CSI further warrants that: (i) the Product is or will be original with CSI; (ii) the Product does not and will not infringe any U.S. patent rights, copyrights, mask work rights, trade secret rights or other proprietary rights of others; (iii) CSI will be the sole and exclusive owner of the Product and any Derivative Works prepared by CSI pursuant to this Agreement and the rights granted to Kendle in this Agreement; (iv) CSI has not previously granted and will not grant any rights in the Product or its Derivative Works to any third party that are inconsistent with the rights granted to Kendle herein; (v) each of CSI's employees, consultants, contractors, partners or agents who has been or will be involved in the development of the Product or its Derivative Works will have signed an agreement with CSI conveying all proprietary rights in the Product to CSI and agreeing to maintain in confidence all trade secrets embodied in the Product and its Derivative Works; (vi) CSI has full power to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights granted to Kendle; and (vii) to CSI's knowledge the product provided under this agreement does not infringe or violate any United States or foreign patent, copyright, trademark, trade secret or other proprietary right of a third party.



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         12.3 CONFORMITY, PERFORMANCE, AND COMPLIANCE. CSI represents and warrants (1) that all Deliverables shall be prepared in a workmanlike manner and with professional diligence and skill; (2) that all Deliverables will function on the machines and with operating systems for which they are designed for a period of one hundred eighty (180) days after acceptance by Kendle; (3) that all Deliverables will conform to the specifications and functions set forth in the Work Statements relating thereto for a period of one hundred eighty (180) days after acceptance by Kendle; and (4) that CSI will perform all work called for by each Work Statement issued hereunder in compliance with applicable law.

         12.4 YEAR 2000 WARRANTY. CSI warrants that all Products provided pursuant to this Agreement include, at no additional cost to Kendle, both design and performance so that Kendle shall not experience the Product(s) abnormally ending and/or invalid and/or incorrect results from the Product(s) in the operation of said Product(s) prior to, during and after the Year 2000, and that the Product(s) shall be otherwise "Year 2000 Compliant". "Year 2000 Compliant" means the Product(s) is capable of recording and maintaining all dates in a format which includes a 4-digit year representing century and year and which will allow a date value of at least 2050. Year 2000 Compliant also means that the Product(s) shall be designed to include, but not be limited to, date data century recognition, mutually agreed upon calculations that accommodate same century and multi-century formulas and date values, and date data values, and data interface values that reflect the century. As Kendle's exclusive remedy for a breach of this Year 2000 Warranty, CSI shall promptly modify, repair or replace the Product(s) at no additional charge so as to provide Kendle with Product(s) which conform to the Warranty; or, if CSI is unsuccessful after utilizing its best efforts within a reasonable time, refund all fees paid by Kendle pursuant to this Agreement upon return of said defective Product(s) to Vendor.

         12.5     CSI'S INFRINGEMENT INDEMNITY AND DUTY TO CORRECT.

                  12.5.1 Infringement Indemnity. CSI will, at its expense and at Kendle's request defend any claim or action brought against Kendle, and Kendle's subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, to the extent it is based on a claim that a Product provided under this Agreement infringes or violates any United States patent, copyright, trademark, trade secret or other proprietary right of a third party, and CSI will indemnify and hold Kendle harmless from and against any costs, damages and fees reasonably incurred by Kendle, including but not limited to fees of attorneys and other professionals, that are attributable to such claim or action; provided, however, that:

                  (i) Kendle gives CSI reasonably prompt notice in writing of any such claim or action and permits CSI, through counsel of its choice, to answer the charge of infringement and defend such claim or action;

                  (ii) Kendle provides CSI information, assistance and authority, at CSI's expense, to enable CSI to defend such claim or action; and



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                  (iii) CSI will not be responsible for any settlement made by
                  Kendle without CSI's written permission. CSI may not settle any claim or action on Kendle's behalf without Kendle's written permission and in the event Kendle and CSI agree to settle a claim or action, CSI agrees not to disclose the settlement nor to permit the party claiming infringement to disclose the settlement without first obtaining Kendle's written permission.

                  12.4.2 Duty to Correct. If a Product becomes or is likely to become the subject of a claim or action covered by Section 12.5.1, CSI will, at CSI's option and expense: (i) procure for Kendle the past right to make, use and sell and the future right to continue to make, use and sell the Product; (ii) replace or modify the Product to make such non-infringing, provided that the same function is performed by the replacement or modified Product to Kendle's reasonable satisfaction; or (iii) if the past and future rights to continue to make, use and sell cannot be procured or the Product cannot be replaced or modified at reasonable expense, reimburse Kendle for the total amount paid under this Agreement for such Product.

                  12.5.3 Exceptions. CSI shall have no liability under this
         Section 12.5 for any claim or action where: (i) infringement is attributable to CSI's incorporation of Kendle-supplied Specifications, software, information, devices, parts or designs into the Product; and
         (ii) such claim or action would have been avoided but for the combination, operation, or use of the Product with such item(s) supplied by Kendle.

         12.6     KENDLE'S INFRINGEMENT INDEMNITY AND DUTY TO CORRECT.

                 12.6.1 Infringement Indemnity. Kendle will, at its expense and at CSI's request defend any claim or action brought against CSI, and CSI's affiliates, directors, officers, employees, agents and independent contractors, to the extent it is based on a claim that the Kendle supplied specifications, software, information, devices, parts or designs incorporated into a Product infringes or violates any United States patent, copyright, trademark, trade secret or other proprietary right of a third party, and Kendle will indemnify and hold CSI harmless from and against any costs, damages and fees reasonably incurred by CSI, including but not limited to fees of attorneys and other professionals, that are attributable to such claim or action; provided however that:

                  (i) CSI gives Kendle reasonably prompt notice in writing of any such claim or action and permits Kendle, through counsel of its choice, to answer the charge of infringement and defend such claim or action;

                  (ii) CSI provides Kendle information, assistance and authority, at Kendle's expense, to enable Kendle to defend such claim or action; and



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                   (iii) Kendle will not be responsible for any settlement made by CSI without Kendle's written permission. Kendle may not settle any claim or action on CSI's behalf without CSI's written permission and in the event Kendle and CSI agree to settle a claim or action, Kendle agrees not to disclose the settlement nor to permit the party claiming infringement to disclose the settlement without first obtaining CSI's written permission.

                   12.6.2 Exceptions. Kendle shall have no liability under this
          Section 12.6 for any claim or action where: (i) infringement is attributable to CSI-Owned Software, CSI-supplied Specifications, information, devices, parts or designs into a Product; and (ii) such claim or action would have been avoided but for the combination, operation, or use of the Product with such item(s) supplied by CSI.

          12.7 DISCLAIMERS AND LIMITATIONS. EXCEPT AS EXPRESSLY PROVIDED IN THIS
  SECTION 12, CSI MAKES NO WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING ANY PRODUCT OR SERVICE HEREUNDER AND CSI FURTHER DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES.

                                   SECTION 13

                              TERM AND TERMINATION

          13.1 TERM OF AGREEMENT. This Agreement shall be effective upon the date specified at the beginning hereof and shall remain in force for a period of four (4) years, unless otherwise terminated as provided herein. However, this Agreement shall continue to remain in effect with respect to any Work Statements already issued hereunder at the time of such termination, until such Work Statements are themselves terminated and performance thereunder is completed.

          13.2 TERMINATION OF WORK STATEMENTS. Each Work Statement will identify points, if any, within each phase whereby Kendle and/or CSI may terminate the Work Statement. Such Work Statements shall also identify the consequences of such termination. In no event, however, shall the termination of a Work Statement (other than as a result of an uncured breach thereof by CSI) reduce Kendle's Annual Minimum payment obligation hereunder; provided, however, that payments made by Kendle under a Work Statement prior to termination may be applied against Kendle's Annual Minimum payment obligation.

          13.3 TERMINATION FOR CAUSE. This Agreement shall terminate in the event that either party defaults in the performance or observance of any of the material terms, covenants or conditions to be performed or observed by it under this Agreement and such default is not cured within thirty (30) days after written notice thereof has been given by the other party. Kendle may terminate this


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  Agreement for cause in the event that a competitor(s) of Kendle identified on
  Exhibit A owns, directly or indirectly: (i) if CSI shares are not publicly traded, any of CSI's issued and outstanding capital stock; and (ii) if CSI shares are publicly traded, five percent (5%) or more of CSI's issued and outstanding capital stock. In addition, Kendle may terminate this Agreement for cause if for any calendar year during the term of this Agreement more than thirty percent (30%) of CSI's annual gross revenues from operations are obtained from the provision of services and/or sale of products unrelated to the health care industry.

          13.4 TERMINATION FOR CONVENIENCE. At any time after July 20, 2000, Kendle may terminate this Agreement for convenience by delivering written notice of termination to CSI. Unless CSI agrees otherwise, termination of this Agreement shall take effect no earlier than six (6) months after the date that CSI receives the written notice from Kendle. Kendle's Annual Minimum payment obligation shall be pro-rated through the effective date of the termination.

          13.5 SURVIVAL. Except as may be provided within a Work Statement, in the event of any termination of this Agreement, Sections 10, 11, and 14 hereof shall survive and continue in effect and shall inure to the benefit of and be binding upon the parties and their legal representatives, heirs, successors, and assigns.

          13.6 CALL RIGHTS. In addition to any other rights or remedies that CSI may have under this Agreement, at law or in equity, upon and at any time or times after CSI's termination of this Agreement under Section 13.3 above due to Kendle's uncured default CSI shall have the right to call for repurchase all or any portion of the shares of CSI stock owned by Kendle at a per share price equal to the per share price paid by Kendle for such CSI stock.

          13.7 PUT RIGHTS. In addition to any other rights or remedies that Kendle may have under this Agreement, at law or in equity, upon and at any time or times after Kendle's termination of this Agreement under Section 13.3 above due to CSI's uncured default Kendle shall have the right to put for repurchase all or any portion of the shares of CSI stock owned by Kendle at a per share price equal to the per share price paid by Kendle for such CSI stock. Notwithstanding any provision to the contrary hereunder, Kendle's rights under this Section 13.7 shall automatically expire upon the date of any public offering by CSI of its securities pursuant to an underwritten registration.

                                   SECTION 14

                                  MISCELLANEOUS

          14.1 FORCE MAJEURE. Either party shall be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such party (excluding delays due to loss of employees, strikes or other work stoppages); provided that, in order to be excused from delay or failure to perform, such party must act diligently to remedy the cause of such delay or failure. Upon an excused delay the parties shall


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  equitably adjust Kendle's Annual Minimum payment obligation and the timetables and fees under outstanding Work Statements.

          14.2 NO AGENCY. CSI, in rendering performance under Work Statements issued hereunder from time to time, is acting solely as an independent contractor. Kendle does not undertake by this Agreement or otherwise to perform any obligation of CSI, whether by regulation or contract. In no way is CSI to be construed as the agent or to be acting as the agent of Kendle in any respect, any other provisions of this Agreement or any Work Statements issued hereunder notwithstanding.

          14.3 MULTIPLE COUNTERPARTS. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single Agreement between the parties.

          14.4 SECTION HEADINGS; EXHIBITS. The section and subsection headings used herein are for reference and convenience only, and shall not enter into the interpretation hereof. The exhibits referred to herein and attached hereto, or to be attached hereto, including all Work Statements issued hereunder from time to time, are incorporated herein to the same extent as if set forth in full herein.

          14.5 REQUIRED APPROVALS. Where agreement, approval, acceptance, or consent by either party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

          14.6 NO WAIVER. No delay or omission by either party hereto to exercise any right or power occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

          14.7 AUTHORITY OF CSI. CSI has the sole right and obligation to supervise, manage, contract, direct, procure, perform, or cause to be performed all work to be carried out by CSI hereunder unless otherwise provided herein.

          14.8 GOVERNING LAW AND DISPUTE RESOLUTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Any and all disputes arising out of or in connection with the execution, interpretation, performance, or non-performance of this Agreement or any agreement or other instrument between, involving or affecting the parties (including the validity, scope and enforceability of this arbitration clause), shall be submitted to and resolved by arbitration. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by three arbitrators, who shall be appointed pursuant to the rules of the American Arbitration Association. Either party may notify the other


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  party at any time of the existence of an arbitrable controversy by certified mail and shall attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such notice. If the dispute cannot be resolved within the fifteen day period, either party may file a written demand for arbitration with the American Arbitration Association. The determination of the arbitrators shall be final and binding on the parties. The place of arbitration shall be Cincinnati, Ohio. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

          14.9 EMPLOYEES. During the term of this Agreement and for a period of two years thereafter, Kendle shall not: (i) hire or engage any current or former employees or independent contractors of CSI; nor (ii) knowingly solicit, entice, or persuade any employees or independent contractors of CSI to terminate their employment or engagement with CSI for any reason. Similarly, during the term of this Agreement and for a period of two years thereafter, CSI shall not (i) hire or engage any current or former employees or independent contractors of Kendle; nor (ii) knowingly solicit, entice, or persuade any employees or independent contractors of Kendle to terminate their employment with Kendle for any reason. Notwithstanding the foregoing, if Kendle terminates this Agreement under Section 13.3 above due to an uncured default by CSI and Kendle did not cause or contribute to such default by CSI nor was Kendle in default under any provision of the Agreement as of the date of termination of the Agreement, then Kendle may make employment offers to and hire those CSI employees who were working on Kendle projects as of the date of the Agreement's termination, or who worked on Kendle projects in the past.

          14.10. NOTICES. Under this Agreement if one party is required to give notice to the other, such notice shall be deemed given if mailed by U.S. mail, first class, postage prepaid, and addressed as follows (or as subsequently noticed to the other party):

  If to CSI:

                   Component Software International, Inc.
                   8118 Corporate Way, Suite 200
                   Mason, Ohio  45040-9560
                   Facsimile: (513) 573-7110
                   Attention:  Robert P. Beech, CEO

  with a copy (which shall not constitute notice) to:

                   Graydon, Head & Ritchey
                   1900 Fifth Third Center
                   511 Walnut Street
                   Cincinnati, Ohio  45202
                   Attention:  Daniel C. Heyd, Esq.





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



  If to Kendle:

                   Kendle International Inc.
                   700 Carew Tower
                   441 Vine Street
                   Cincinnati, Ohio  45202
                   Facsimile: (513) 381-5870
                   Attention:  Timothy M. Mooney, CFO

  with a copy (which shall not constitute notice) to:

                   Kendle International Inc.
                   700 Carew Tower
                   441 Vine Street
                   Cincinnati, Ohio  45202
                   Facsimile: (513) 381-5870
                   Attention:  Paul F. Ritter, Esq.

  with a copy (which shall not constitute notice) to:

                   Keating, Muething & Klekamp, P.L.L.
                   1800 Provident Tower
                   One East Fourth Street
                   Cincinnati, Ohio  45202
                   Attention:  Edward E. Steiner, Esq.

          14.11. NO ASSIGNMENT. Neither party may, without the prior written consent of the other party, assign or transfer this Agreement or any obligation incurred hereunder, except by merger, reorganization, consolidation, or sale of all or substantially all of such party's assets and except that Kendle may assign this Agreement to a wholly owned (directly or indirectly) subsidiary of Kendle upon at least seven (7) business days' prior written notice to CSI. Any attempt to do so in contravention of this Section shall be void and of no force and effect.

          14.12 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits annexed hereto, together with the Work Statements issued from time to time hereunder, constitutes the entire agreement between the parties.

          14.13 COUNTERPARTS; EXECUTION. This Agreement may be executed in as many counterparts as may be required, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but a single agreement. This Agreement shall be deemed to have been executed at the time when and location at which the last signature of any of the parties is affixed hereto or to any counterpart hereof.




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



          IN WITNESS THEREOF, Kendle and CSI have caused this Agreement to be signed and delivered by their duly authorized officers, all as of the date first hereinabove written.

                                     COMPONENT SOFTWARE
                                     INTERNATIONAL, INC.


                                     By: /s/ Robert P. Beech
                                        -------------------------
                                     Title: President and CEO
                                           ----------------------

                                     KENDLE INTERNATIONAL INC.


                                     By: /s/ Timothy M. Mooney
                                        -------------------------
                                     Title: Vice President and CFO
                                           ----------------------


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